UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

GOLDEN ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	41-1913991
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6595 S. Jones Boulevard

Las Vegas, Nevada 89118

(Address of Principal Executive Offices)

(Zip Code)

(702) 893-7777

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock Purchase Right	NASDAQ Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: Not applicable.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

On October 20, 2017, Golden Entertainment, Inc. (the “Company”) and Wells Fargo Shareowner Services, a division of Wells Fargo Bank, National Association (the “Rights Agent”) entered into the First Amendment (the “First Amendment”) to the Amended and Restated Rights Agreement, dated effective as of January 25, 2015 (the “Agreement”), by and between the Company and the Rights Agent (the “Agreement”). Under the First Amendment, the final expiration date of the Agreement was accelerated to October 20, 2017, which effectively terminates the Agreement as of such date. Accordingly, as of October 20, 2017, there are no longer any common stock purchase rights (the “Rights”) associated with the outstanding shares of the Company’s common stock, and no person has any rights pursuant to the Agreement. The entry into the First Amendment and the acceleration of the Final Expiration Date under the Agreement was authorized and approved by the Company’s Board of Directors effective as of immediately following the closing of the Company’s acquisition of all of the outstanding membership interests of American Casino & Entertainment Properties, LLC.

The above summary is not intended to be complete and is qualified in its entirety by reference to the complete text of the First Amendment, a copy of which is filed as Exhibit 4.1 hereto and is incorporated by reference herein.

Item 2.	Exhibits.

Item 2 is hereby amended and supplemented by adding the following exhibit:

Exhibit	Description

4.1

First Amendment to Amended and Restated Rights Agreement dated January 25, 2015 by and between Golden Entertainment, Inc. (formerly known as Lakes Entertainment, Inc.) and Wells Fargo Shareholder Services, a division of Wells Fargo Bank, National Association, as Rights Agent (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on October 23, 2017).

EXHIBIT INDEX

Exhibit	Description

4.1

First Amendment to Amended and Restated Rights Agreement dated January 25, 2015 by and between Golden Entertainment, Inc. (formerly known as Lakes Entertainment, Inc.) and Wells Fargo Shareholder Services, a division of Wells Fargo Bank, National Association, as Rights Agent (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on October 23, 2017).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 20, 2017	GOLDEN ENTERTAINMENT, INC.

	By:	/s/ Charles H. Protell
	Name:	Charles H. Protell
	Title:	Executive Vice President, Chief Strategy Officer and Chief Financial Officer